Exhibit 99.1

Pzena Investment Management, Inc. Reports Results for the First Quarter of 2009

  Revenues were $13.7 million for the first quarter of 2009
  Operating income was $5.2 million
  Diluted net income was $2.8 million
  Diluted earnings per share was $0.04

NEW YORK--(BUSINESS WIRE)--April 28, 2009--Pzena Investment Management, Inc. (NYSE: PZN) reported first quarter 2009 diluted net income of $2.8 million and diluted earnings per share of $0.04, compared with diluted net income of $8.6 million and diluted earnings per share of $0.13 for the first quarter of 2008. Diluted net income assumes that all operating company membership units are converted into company stock at the beginning of the reporting period and the resulting change to company income associated with its increased interest in the operating company is taxed at the company’s effective rate. Basic net income and earnings per share, representing the company’s existing interest in the operating company, were $0.5 million and $0.07, respectively, for the first quarter of 2009. For the first quarter of 2008, basic net income and earnings per share were $0.8 million and $0.13, respectively. The differences between 2009 basic and diluted earnings per share were attributable to $0.2 million in aggregate tax valuation allowance adjustments to the company’s deferred tax asset and its liability to its selling and converting shareholders that had a proportionately greater effect on basic net income.

The company reported operating income of $5.2 million for the first quarter of 2009, compared with operating income of $18.0 million for the first quarter of 2008.

Flows and Assets Under Management

Assets Under Management (unaudited)
($ billions)
	Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
Separately-Managed Accounts
Beginning of Period Assets	$6.4	$9.4	$14.0
Inflows	0.5	0.2	0.8
Outflows	(0.5)	(0.8)	(1.0)
Net Flows	0.0	(0.6)	(0.2)
Performance	(1.1)	(2.4)	(1.3)
End of Period Assets	$5.3	$6.4	$12.5

Sub-Advised Accounts
Beginning of Period Assets	$4.3	$6.1	$9.6
Inflows	0.3	0.6	0.5
Outflows	(0.7)	(0.9)	(1.3)
Net Flows	(0.4)	(0.3)	(0.8)
Performance	(0.6)	(1.5)	(0.9)
End of Period Assets	$3.3	$4.3	$7.9

Total
Beginning of Period Assets	$10.7	$15.5	$23.6
Inflows	0.8	0.8	1.3
Outflows	(1.2)	(1.7)	(2.3)
Net Flows	(0.4)	(0.9)	(1.0)
Performance	(1.7)	(3.9)	(2.2)
End of Period Assets	$8.6	$10.7	$20.4

At March 31, 2009, the company managed $8.6 billion in total assets, a decrease of 19.6% from $10.7 billion at December 31, 2008, and a decrease of 57.8% from $20.4 billion at March 31, 2008. During the quarter ended March 31, 2009, assets under management declined due to $1.7 billion in market depreciation and outflows of $1.2 billion, partially offset by inflows of $0.8 billion.

At March 31, 2009, the company managed $5.3 billion in separate accounts and $3.3 billion in sub-advised funds. For the quarter ended March 31, 2009, assets in separately-managed accounts declined by $1.1 billion, or 17.2%, from $6.4 billion at December 31, 2008, due entirely to $1.1 billion in market depreciation. During the same period, sub-advised assets declined by $1.0 billion, or 23.3%, from $4.3 billion, due to $0.6 billion in market depreciation and outflows of $0.7 billion, partially offset by inflows of $0.3 billion.

Financial Discussion

Revenue
($ millions)
	Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
	(unaudited)	(unaudited)	(unaudited)
Separately-Managed Accounts	$10.0	$13.5	$21.6
Sub-Advised Accounts	3.7	4.5	8.4
Total	$13.7	$18.0	$30.0

Revenues were $13.7 million for the first quarter of 2009, a decrease of 54.3% from $30.0 million for the first quarter of 2008, and a decrease of 23.9% from $18.0 million for the fourth quarter of 2008.

Average assets under management for the first quarter of 2009 was $9.2 billion, a decrease of 58.2% from $22.0 billion for the first quarter of 2008, and a decrease of 23.3% from $12.0 billion for the fourth quarter of 2008.

Weighted average fees increased to 59.4 basis points for the first quarter of 2009 from 54.5 basis points for the first quarter of 2008, and were almost unchanged from 59.5 basis points for the fourth quarter of 2008. The year-over-year increase was primarily due to a higher mix of assets in our separately-managed international and global strategies, which generally carry higher fees than our domestic strategies. Weighted average fees of separately-managed accounts increased to 71.5 basis points for the first quarter of 2009, from 64.6 basis points for the first quarter of 2008, and decreased from 74.6 basis points for the fourth quarter of 2008. The year-over year increase was primarily due to the higher mix of assets in our international and global strategies. The sequential decline in separately-managed weighted average fees arose as a result of a slightly lower mix of assets in certain of our higher-fee strategies. Weighted average fees of sub-advised accounts increased to 40.6 basis points for the first quarter of 2009, from 38.9 basis points for the first quarter of 2008, and from 37.0 basis points for the fourth quarter of 2008. The year-over-year and sequential increases in weighted average fees arose due to the timing of asset flows in the company’s subadvised accounts. Separately-managed accounts comprised 61.6% of total AUM as of March 31, 2009, increasing from 61.3% as of March 31, 2008, and increasing from 59.8% as of December 31, 2008.

Total operating expenses decreased by $3.5 million, or 29.2%, to $8.5 million in the first quarter of 2009, from $12.0 million in the first quarter of 2008. This decline was primarily the result of firmwide reductions in bonus-related and variable compensation costs, as well as decreases in professional services and data systems expenses. Operating expenses in the fourth quarter of 2008 were significantly lower than those in the first quarter of 2009 due to the reversal, in 2008, of previously accrued discretionary bonuses.

As of March 31, 2009, employee headcount was 67, down from 78 at March 31, 2008, and roughly flat with the fourth quarter of 2008. The year-over-year decrease was primarily the result of staff reductions in back office operations undertaken in the fourth quarter of 2008, as well as natural attrition throughout the year.

Operating income for the first quarter of 2009 was $5.2 million, compared to $18.0 million for the first quarter of 2008, and $15.1 million for the fourth quarter of 2008.

Operating margin was 37.9% for the first quarter of 2009, compared with 60.0% for the first quarter of 2008, and 83.9% for the fourth quarter of 2008. The fourth quarter 2008 operating margin reflects the reversal of previously-accrued discretionary bonuses.

Other expense was $2.7 million for the first quarter of 2009, and consisted primarily of $1.8 million in charges related to the negative performance of the company’s investments in its own products and $0.6 million in other expense associated with an increase in the company’s liability to its selling and converting shareholders associated with changes in the realizability of its related deferred tax asset. The remaining $0.3 million consisted of interest expense of $0.5 million, offset partially by dividends, interest income, and other income. Other expense was $4.1 million for the first quarter of 2008 and $5.8 million for the fourth quarter of 2008. The $1.4 million year-over-year decline in first quarter 2009 other expense arose primarily as a result of a smaller loss incurred in the company’s investments in its own products and reduced interest expense, partially offset by the adjustments to the company’s liability to its selling and converting shareholders. The $3.1 million sequential decline in first quarter 2009 other expense was driven primarily by a smaller loss incurred in the company’s investments in its own products, partially offset by the $2.9 million effect of the 2008 tax receivable waiver, which was not replicated in 2009.

The provision for income taxes was a $0.3 million benefit for the first quarter of 2009, compared with expenses of $1.5 million for the first quarter of 2008 and $0.7 million for the fourth quarter of 2008. The 2009 tax benefit was generated primarily by an $0.8 reduction in the valuation allowance to the company’s deferred tax asset associated with its tax receivable agreement.

First Quarter 2009 Earnings Call Information

Pzena Investment Management, Inc. (NYSE: PZN) will hold a conference call to discuss its first quarter 2009 financial results and outlook at 10:00 am. ET, Wednesday, April 29, 2009. The call will be open to the public.

Webcast Instructions: To gain access to the webcast, which will be "listen-only," go to the Events page in the Investor Relations area of our website, www.pzena.com.

Teleconference Instructions: To gain access to the conference call via telephone, U.S./Canada callers should dial 877-820-5027; international callers should dial 706-679-9396. The conference ID number is 95392173.

Replay: The conference call will be available for replay through May 6, 2009, on the web using the information given above, or by telephone at 800-642-1687 for U.S./Canada callers and 706-645-9291 for international callers.

About Pzena

Pzena Investment Management, LLC, the firm’s operating company, is a value-oriented investment management firm. Founded in 1995, Pzena Investment Management has built a diverse, global client base. More firm and stock information is posted at www.pzena.com.

Forward-Looking Statements

This press release may contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current assumptions, expectations and projections about future events. Words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgement of the company’s management and involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by the forward-looking statements .

Among the factors that could cause actual results to differ from those expressed or implied by a forward-looking statement are those described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K, as filed with the SEC on March 13, 2009. Other unknown or unpredictable factors also could have material adverse effects on the company's future results, performance, or achievements. In light of these risks, uncertainties, assumptions, and factors, actual results could differ materially from those expressed or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release.

The company is not under any obligation and does not intend to make publicly available any update or other revisions to any forward-looking statements to reflect circumstances existing after the date of this release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

PZENA INVESTMENT MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except share and per-share amounts)

	As of
	March 31	December 31,
	2009	2008
	(unaudited)
ASSETS
Cash and Cash Equivalents	$26,705	$27,421
Due from Broker	37	41
Advisory Fees Receivable	10,316	13,606
Investments in Marketable Securities, at Fair Value	11,369	14,045
Receivable from Related Parties	189	191
Other Receivables	89	74
Prepaid Expenses and Other Assets	801	949
Deferred Tax Assets	4,208	3,444
Property and Equipment, Net
of Accumulated Depreciation of
$2,034 and $1,913, respectively	2,627	2,748
TOTAL ASSETS	$56,341	$62,519

LIABILITIES AND EQUITY
Liabilities:
Accounts Payable and Accrued Expenses	$5,149	$4,338
Due to Broker	41	47
Term Loan	14,000	22,000
Senior Subordinated Debt to Related Parties	16,000	16,000
Liability to Selling and Converting Shareholders	2,519	1,787
Other Liabilities	1,939	2,007
TOTAL LIABILITIES	39,648	46,179

Equity:
Preferred Stock (Par Value $0.01; 200,000,000 Shares
Authorized; None Outstanding)	-	-
Class A Common Stock (Par Value $0.01; 750,000,000
Shares Authorized; 8,633,041 and 6,187,068 Shares
Issued and Outstanding in 2009 and 2008, respectively)	86	61
Class B Common Stock (Par Value $0.000001; 750,000,000
Shares Authorized; 55,529,751 and 57,975,724 Shares
Issued and Outstanding in 2009 and 2008, respectively)	-	-
Additional Paid-In Capital	9,866	9,749
Accumulated Deficit	(4,807)	(5,289)
Total Pzena Investment Management Inc.'s Equity	5,145	4,521
Non-Controlling Interests	11,548	11,819
TOTAL EQUITY	16,693	16,340
TOTAL LIABILITIES AND EQUITY	$56,341	$62,519

PZENA INVESTMENT MANAGEMENT, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per-share amounts)

	For the Three Months Ended
	March 31,
	2009	2008

REVENUE	$13,671	$30,012

EXPENSES
Compensation and Benefits Expense	6,040	8,951
General and Administrative Expenses	2,453	3,043
TOTAL OPERATING EXPENSES	8,493	11,994
Operating Income	5,178	18,018

Total Other Expense	(2,730)	(4,079)

Income Before Income Taxes	2,448	13,939

Provision for Income Taxes	(274)	1,542
Consolidated Net Income	2,722	12,397

Less: Net Income Attributable to Non-Controlling Interests	2,240	11,577

Net Income Attributable to Pzena Investment Management, Inc.	$482	$820

Earnings per Share - Basic and Diluted Attributable to
Pzena Investment Management, Inc. Common Stockholders:

Net Income for Basic Earnings per Share	$482	$820
Basic Earnings per Share	$0.07	$0.13
Basic Weighted Average Shares Outstanding	6,948,037	6,119,686

Net Income for Diluted Earnings per Share	$2,776	$8,597
Diluted Earnings per Share	$0.04	$0.13
Diluted Weighted Average Shares Outstanding	64,192,792	64,070,596

Assets Under Management by Strategy (unaudited)
($ billions)

	March 31,	December 31,	March 31,
	2009	2008	2008
Large Cap Value	$4.4	$5.6	$11.2
Value Service	1.4	1.8	4.4
Global Value	1.5	1.9	2.5
Small Cap Value	0.4	0.6	0.9
International Value	0.2	0.2	0.5
Mid Cap Value	0.2	0.2	0.4
All Cap Value	0.0	0.1	0.2
Other Strategies	0.5	0.3	0.3
Total	$8.6	$10.7	$20.4

Supplemental Income Statement Data (unaudited)
($ thousands)
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2009	2008
Income Before Taxes	$2,448	$13,939
Unincorporated Business Tax	(338)	(940)
Non-Controlling Interests of Consolidated Subsidiaries	1,326	1,900
Non-Controlling Interests of
Pzena Investment Management, LLC	(3,566)	(13,477)
Income Before Corporate Income Taxes	(130)	1,422
Provision for Corporate Income Taxes	612	(602)
Net Income Attributable to Pzena Investment Management, Inc.	$482	$820

CONTACT:
Pzena Investment Management, Inc.
Wayne Palladino, 212-355-1600
palladino@pzena.com